                                                                    Exhibit 10.1


                           ERGO SCIENCE CORPORATION,

                           ERGO RESEARCH CORPORATION,

                                      AND

                          GENEVA PHARMACEUTICALS, INC.



                     AMENDED AND RESTATED SUPPLY AGREEMENT


                                OCTOBER 31, 1997

                               TABLE OF CONTENTS

                           ERGO RESEARCH CORPORATION

                                      AND

                          GENEVA PHARMACEUTICALS, INC.

                     AMENDED AND RESTATED SUPPLY AGREEMENT

Article                                                     Page
-------                                                     ----
 1       Definitions                                           3

 2       FDA-Related Responsibilities                          8

 3       Purchase and Sale Obligations                        12

 4       Marketing; Forecasting; and Inventory                14

 5       Supply Interruption                                  16

 6       Vesting and Issuance of Stock by ESC to Geneva;      17
         Payments to Geneva

 7       Insurance and Indemnification                        20

 8       Representations and Warranties                       23

 9       Force Majeure                                        24

10       Term and Termination                                 25

11       Miscellaneous                                        29

Schedule I  Product Specifications

Schedule II  Bromocriptine Specifications

                     AMENDED AND RESTATED SUPPLY AGREEMENT

     This AMENDED AND RESTATED SUPPLY AGREEMENT (the "Agreement") is made and entered into as of October 31, 1997, by and among Ergo Science Corporation, a Delaware corporation, having its principal address at 33 Third Avenue, Fourth Floor, Charlestown, Massachusetts 02129-2051 (hereinafter referred to as "ESC"), Ergo Research Corporation, a Delaware corporation that is a wholly-owned subsidiary of ESC, having its principal address at 212 Main Street, Wakefield, RI 02879 (hereinafter referred to as "Ergo"), and Geneva Pharmaceuticals, Inc., a Colorado corporation, having its principal address at 2655 West Midway Boulevard, Broomfield, Colorado 80038 (hereinafter referred to as "Geneva"). This Agreement amends, restates and supersedes in its entirety that certain Supply Agreement (the "Original Agreement") dated as of the 1st day of January, 1995 between Ergo Science Incorporated and Geneva.

          NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     The "Act" shall mean the Federal Food, Drug, and Cosmetic Act, as amended
          ---
from time to time, and the regulations promulgated thereunder.

     "Active Ingredient Cost" [*]
      ----------------------

     "Additional Shares" shall have the meaning set forth in Article 6.
      -----------------

     "Affiliate" shall mean any individual, corporation, partnership, or other
      ---------
business entity that directly or indirectly controls, is controlled by, or is under common control with a party hereto. The term "control" shall mean the possession of fifty percent (50%) or more of the voting stock or its equivalent of the controlled party.

     "Agreement" shall mean this Amended and Restated Supply Agreement between
      ---------
Ergo and Geneva, as it may be amended from time to time by its terms.

     "Approvable Letter" shall mean a written communication, as defined in 21
      -----------------
CFR 314.3(b), from FDA to Ergo, stating that FDA will approve the applicable NDA if specific additional materials are submitted or specific conditions are met.

     "Approval Letter" shall mean a written communication, as defined in 21 CFR
      ---------------
314.3(b), from FDA to Ergo, approving the applicable NDA, which approval includes authorization for final packaging, labeling, and marketing of the Product.

     "Bromocriptine" shall mean 2-Bromo--ergocryptine mesylate.
      -------------

     "Bromocriptine Specifications" shall mean the Specifications listed on
      ----------------------------
Schedule II to this Agreement.

     "Effective Date" shall mean October 31, 1997.
      --------------

[*]  Confidential information omitted and filed separately with the Commission.

     "Ergo Partner" shall mean the entity (or entities) with which Ergo enters
      ------------
into an agreement (e.g. a co-marketing or sublicense agreement) for commercial marketing and distribution of the Product. [*]

     "Existing Shares" shall have the meaning set forth in Section 6.1.
      ---------------

     "FDA" shall mean the United States Food and Drug Administration.
      ---

     "Fully Loaded Manufacturing Costs" shall mean all costs incurred by Geneva
      --------------------------------
in manufacturing Product, including without limitation: [*]

     "Good Manufacturing Practices" or "GMP" shall have the meaning ascribed to
      ----------------------------      ---
it under the Act and the implementing regulations (21 CFR Parts 210 and 211) and interpretive guidances issued thereunder.

     "IND" shall mean the Investigational New Drug Application for the Product
      ---
for the treatment of Type II diabetes or obesity in human patients that has been submitted to FDA under Section 505 of the Act.

     "Indemnified Party" shall have the meaning set forth in Article 7.
      -----------------

     "Indemnifying Party" shall have the meaning set forth in Article 7.
      ------------------

     "Launch Date" [*]
      -----------

     "Marketing Approval" shall mean the approval, pursuant to Section 505 of
      ------------------
the Act (as evidenced by receipt of the Approval Letter), to market commercially the Product for the treatment of Type II diabetes or obesity in human patients.

[*]  Confidential information omitted and filed separately with the Commission.

     "NDA" shall mean the New Drug Application, as defined in Section 505(b) of
      ---
the Act, for the Product for the indication of treating Type II diabetes or obesity in human patients, including all amendments and supplements thereto.

     "Preliminary Forecast" shall have the meaning set forth in Article 4.
      --------------------

     "Product" shall mean Bromocriptine in orally-administered dosage form for
      -------
the indication of the treatment of Type II diabetes or obesity in human patients that has been manufactured and packaged according to the Specifications, including the following dosage strengths: [*]

     "Specifications" shall mean: (i) the specifications for the finished
      --------------
dosage forms for the Product as set forth in Schedule I attached hereto; and
                                             ----------
(ii) the specifications for the active ingredient for the Product, the finished dosage form for the Product, and the packaging and labeling for the finished dosage form for the Product as set forth in the NDA and in Geneva's own specifications for Product release.

     "Trailing Inventory Amount" shall have the meaning set forth in Section
      -------------------------
4.3(c).

     "Updated Preliminary Forecast" shall have the meaning set forth in Article
      ----------------------------
4.

                                   ARTICLE 2

                          REGULATORY RESPONSIBILITIES

[*]  Confidential information omitted and filed separately with the Commission.

     2.1  Submission of NDA.  Ergo, or an Ergo Partner, will use its
          -----------------
commercially reasonable efforts to obtain Marketing Approval of the Product, including sponsoring clinical trials, and preparing and submitting the applicable NDA, if the clinical data supports such submission in Ergo's sole discretion. Ergo shall not be responsible for those activities that are designated as Geneva's responsibilities herein.

     2.2  Geneva Regulatory Matters.  (a) Geneva will qualify, and continue at
          -------------------------
all times during the term of this Agreement the qualification of, Geneva's Broomfield, Colorado manufacturing facility (and any other facility, agreed to by the parties, in which Product is manufactured) as an FDA approved site for the manufacture of the Product under the applicable IND and the applicable NDA. The above stated obligations shall be satisfied pursuant to applicable FDA and other federal regulations and the regulations of non-U.S. jurisdictions in which Ergo or its Partner sells or proposes to sell Product during the term of this Agreement. Geneva's responsibilities in this regard shall include, without limitation, compliance with GMP, product formulation, manufacturing controls, packaging, testing, and generation of stability data.

     (b) Geneva shall conduct all product formulation and process work for the Product, and conduct all stability testing for the Product required by FDA to obtain the applicable NDA approval with an intended shelf-life of not less than [*] months.

     (c)  Geneva shall manufacture the Product for Ergo (and the Ergo Partner),

[*]  Confidential information omitted and filed separately with the Commission.

as required by Article 3, including (without limitation) manufacturing the Product to meet the Specifications, performing final product quality control testing, and final product release in accordance with GMPs. Geneva shall provide to Ergo for each batch of Product that is released by Geneva a letter stating that the Product in such batch meets the Specifications, including those listed on Schedule I attached hereto (and which sets forth the actual values for the
   ----------
batch for the parameters in the Specifications). Geneva agrees not to make any
                         ---------------------
changes with respect to the manufacture of the Product without obtaining Ergo's prior written consent (which consent shall not be unreasonably withheld); provided, however, that Ergo's consent shall not be required for any change
-----------------
with respect to the manufacture of the Product that pursuant to FDA regulations may be made without FDA approval. For these changes made by Geneva that do not require FDA approval, Geneva shall timely notify Ergo of any such changes.

     (d) Geneva shall provide copies to Ergo of all communications with FDA (if written or summaries if oral) relating to the Product as soon as possible. Geneva shall promptly provide copies to Ergo of all warning letters and FDA-483 Forms that relate to the Product. Ergo shall have the right to review and comment upon any written response from Geneva to FDA relating to the Product prior to submission to FDA. In addition, Geneva shall promptly notify Ergo when Geneva is notified of an FDA audit or inspection relating to the Product. Ergo shall not revise any portion of the NDA that relates to the manufacture of the Product without giving prior notice to (including a copy of the proposed changes), and receiving the written consent of, Geneva (which consent shall not be unreasonably withheld) unless such change is requested by the FDA. If the above revision is requested by the FDA, Ergo shall provide Geneva with notice

(including a copy of the requested change) and reasonably assist Geneva in communicating its position with regards to the requested revision with the FDA.;

     (e) In the event that Geneva learns, at any time, that any Product that is being shipped or has been shipped does not meet, or may not meet, the Specifications, Geneva shall immediately notify Ergo by phone and in writing, identifying the shipment and the nonconformance.

     2.3  Cooperation on Regulatory Matters.  The parties shall cooperate with
          ---------------------------------
each other and shall provide reasonable assistance to each other in the carrying out of their respective responsibilities under this Article 2, including Geneva's providing Ergo with all documents necessary to support filing the applicable IND or NDA or non-U.S. regulatory submission.

     2.4  Clinical Supplies of Product.  Geneva will provide Ergo with
          ----------------------------
reasonable quantities of clinical supplies of Product and matching placebos for purposes of conducting clinical trials of the Product. The prices for such supplies shall be calculated in accordance with Section 3.3 below.

     2.5  FDA Reports.  Beginning on the date of this Agreement, each party
          -----------
shall provide to the other the same information that is required to be submitted to FDA pursuant to 21 CFR 314.80 so that the other party may meet the time frames for reporting such information set forth therein. Moreover, within sixty
(60) days after the end of every calendar quarter during the term of this Agreement, each party shall also provide the other with a summary of safety data, including, but not limited to, clinical safety data and reports of adverse drug reactions, if any.

     2.6  Inspection Rights.  Ergo (or its agents) shall have the right one time
          -----------------
each calendar year to conduct, at its own expense, a reasonable inspection of Geneva's facilities used in the manufacture, storage, and shipping of the Product.

     2.7  Record Keeping and Review.  Geneva and its Affiliates shall keep true
          -------------------------
and correct records of the manufacture, production, testing, storage, shipping, and delivery of the Product. At the request and expense of Ergo, Geneva shall permit an independent certified public accountant or regulatory consultant, appointed by Ergo and reasonably acceptable to Geneva, to examine those records during ordinary business hours. The results of any such examination shall be made available to both Ergo and Geneva, provided that the accountant or consultant shall not disclose to Ergo the business details of Geneva's records.


                                   ARTICLE 3

                         PURCHASE AND SALE OBLIGATIONS

     3.1  Purchase and Sale Obligation of Product.  Upon Marketing Approval,
          ---------------------------------------
Ergo shall purchase from Geneva, and Geneva shall manufacture, sell, and deliver to Ergo, all of Ergo's requirements (and all of each Ergo Partner's requirements) of the Product throughout the world.

     3.2  Supply of Bromocriptine.  Ergo shall purchase and supply to Geneva all
          -----------------------
Bromocriptine required for Geneva to manufacture and deliver Product as set forth in Section 3.1 above. Ergo shall have Bromocriptine delivered to Geneva's Broomfield, Colorado manufacturing facility. Risk of loss to all Bromocriptine shall pass to Geneva upon delivery of the Bromocriptine to Geneva. Geneva shall be responsible for testing each lot of Bromocriptine for conformance with the Bromocriptine Specifications.

     3.3 Price for Manufacturing Product.   In consideration for manufacturing
         -------------------------------
the Product as set forth herein, Ergo shall pay to Geneva for the Product a price equal to [*]

     3.4  Price for Other Services.  [*]
          ------------------------

     3.5  Limit on Other Product Sale.  Other than as explicitly permitted in
          ---------------------------
this Agreement, Geneva shall not manufacture, deliver, or sell the Product or Bromocriptine or any tablets or drug products containing Bromocriptine, for use in the treatment of diabetes type II or obesity in human patients in the United States or in any other country in which Ergo owns or controls a patent covering the drug product or the use of Bromocriptine to treat Type II diabetes or obesity, respectively.

     3.6  Waste/Usage.   Geneva agrees that it will waste no more than [*] of
          -----------
the Bromocriptine purchased and supplied by Ergo in the manufacture of Product. To the extent Geneva wastes more than [*] of the Bromocriptine supplied by Ergo, Geneva shall reimburse Ergo for the cost of such Bromocriptine at the same price paid by Ergo.

[*]  Confidential information omitted and filed separately with the Commission.

                                   ARTICLE 4

                     MARKETING, FORECASTING, AND INVENTORY

     4.1  Ergo Marketing Obligation.  Upon receipt of the applicable Marketing
          -------------------------
Approval, Ergo shall use its commercially reasonable efforts (including entering into an agreement with an Ergo Partner, if deemed appropriate by Ergo) to develop and expand the market for the Product in the Territory.

     4.2  Product Order Forecasts.
          -----------------------
     (a) At least [*] days before the Launch Date, Ergo shall provide to Geneva its preliminary forecast for orders for Product (including the Net Sales Applicable thereto) for each month of the Launch Year (the "Preliminary Forecast").

     (b) At least [*] days before the Launch Date, Ergo shall furnish to Geneva an update of its Preliminary forecast for orders for Product (including the Net Sales applicable thereto) for each month of the Launch Year (the "Updated Preliminary Forecast"). In addition, within [*] days after the receipt of the Approvable Letter, Ergo shall furnish to Geneva its best estimate of the Launch Date.

     (c) After Delivery of the Updated Preliminary Forecast, by the [*] day of each month that this Agreement is in effect, Ergo shall provide to Geneva its sales forecast for orders for Product for each of the next [*] months.

[*]  Confidential information omitted and filed separately with the Commission.

     4.3 Maintenance of Product Inventory.  (a) In order to provide for
         --------------------------------
sufficient inventory during the Launch Year, Geneva shall manufacture before the estimated Launch Date and keep on hand during the Launch Year the Launch Year Inventory Amount. Geneva shall begin manufacturing Product to provide such inventory at least [*] days prior to the estimated Launch Date. After the end of the Launch Year, Geneva shall keep on hand in inventory an amount of the Product equal to the Post-Launch Year Inventory Amount.

     (b) The "Launch Year Inventory Amount" shall mean, (i) as of the first day of each of the first [*] months of the Launch Year, the total number of units of Product forecast to be sold during the [*] period beginning on such day, and
(ii) as of the first day of each of the [*] of the Launch Year, the total number of units of Product forecast to be sold during the [*] period beginning on such day. The forecast to be relied on for subpart (i) of this section (b) shall be the Updated Preliminary Forecast. The forecast to be relied on for this subpart
(ii) of this section (b) shall be the most recent forecast sent to Geneva at least [*] days before the first day of the [*] month period of the Launch Year.

     (c) "Post-Launch Year Inventory Amount" shall mean, (i) as of the first day of any month after the end of the Launch Year, the total number of units of Product forecast to be sold during the [*] period beginning on such day. The forecast to be relied on for this section (c) shall be the most recent forecast sent to Geneva at least [*] days before the first day of the applicable month.

[*]  Confidential information omitted and filed separately with the Commission.

     (d) Ergo agrees that it or its Partner will purchase all Product which is ordered and Geneva manufactures pursuant to this Section 4.3. The timing and amount of such payment shall be as set forth in Section 3.3 above.

     4.4  Product Order Fulfillment.  Geneva shall deliver all Product requested
          -------------------------
in each purchase order within [*] days of the date for delivery specified in such purchase order; provided, however, for any given month, Geneva shall not be
                     --------  -------
required (but will use reasonable efforts) to provide Product in excess of [*] of the forecast sent to Geneva at least [*] days before the first day of the applicable month.

                                   ARTICLE 5

                              SUPPLY INTERRUPTION

     5.1  Supply Interruption.  In the event that for any reason Geneva shall be
          -------------------
unable to (a) manufacture and deliver the Product in quantities sufficient to meet any forecast delivered to Geneva pursuant to this Agreement or any purchase order received by Geneva or (b) deliver Product that meets the Specifications, Geneva shall immediately so notify Ergo in writing and notify Ergo of the extent of estimated shortfall, the product nonconformance (if applicable) and the length of time of the supply interruption. In the event that (i) Geneva notifies ergo pursuant to the preceding sentence, (ii) Geneva fails to deliver any Product within [*] days of the date for delivery set forth in any purchase order subject to the proviso set forth in section 4.4 above, or (iii) Geneva fails to deliver Product that meets the

[*]  Confidential information omitted and filed separately with the Commission.

Specifications, Ergo or an Ergo partner shall have the right to either obtain Product from a source (or sources) other than Geneva. As soon as it is able to demonstrate to Ergo that it is able to provide sufficient quantities of Product that meets the Specifications, Geneva shall have the right to resume supplying conforming Product again to and for Ergo (and each Ergo Partner); provided,
                                                                  ---------
however, that this right to resume supplying Product shall be subject to
-------
agreements to supply Product that Ergo has entered into with alternate suppliers that Ergo believed in good faith were necessary and that are commercially reasonable. Ergo shall have the right to qualify at least two alternate sources of Product under the NDA. Beginning as of the Effective Date, Geneva shall assist Ergo in qualifying such other sources (including supplying such other manufacturers with such technical data and advice as may be necessary for such
other manufacturer to manufacture Product for Ergo).   Such assistance shall
fall within the meaning of "other services: under Section 3.4(b) above.

                                   ARTICLE 6

            VESTING AND ISSUANCE OF STOCK BY ESC TO GENEVA, PAYMENTS

     6.1  Vesting of Existing Shares.   As of the Effective Date, Geneva owns
          --------------------------
[*] shares of ESC common stock, $.01 par value per share (the "Existing Shares"). All restrictions on the Existing Shares shall lapse and Geneva shall be free, with respect to Ergo or ESC, to sell such shares, subject to all applicable S.E.C. rules and regulations, as follows:[*]


     6.2  Issuance and Vesting of Additional Shares. (a) Upon payment by Geneva
     ----------------------------------------------
to ESC of [*] as soon as practical after the Effective Date, ESC shall issue to Geneva [*] shares of common stock (the "Additional Shares"). All restrictions on the Existing Shares shall lapse and Geneva shall be free, with respect to Ergo or ESC, to sell such shares, subject to all applicable S.E.C. rules and regulations, as follows:[*]

     (b) Geneva hereby represents, warrants, and covenants with respect to the issuance of Shares to it pursuant to this Section that: (i) it is an accredited investor

[*]  Confidential information omitted and filed separately with the Commission.

(as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the "Securities Act")); and (ii) it is acquiring the Shares for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Geneva acknowledges that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state by reason of a specific exemption from the registration or qualification provisions of the Securities Act or said securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Geneva's representations as expressed herein. Geneva acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The following legend shall be placed on the certificates representing the Shares:

          THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

     6.3 [*] Payment. [*]
         -----------
     6.4 [*] Payment. [*]
         -----------


[*]  Confidential information omitted and filed separately with the Commission.

                                   ARTICLE 7

                         INSURANCE AND INDEMNIFICATION

     7.1  Insurance.  Ergo shall obtain and carry liability insurance in the
          ---------
amount of no less than [*] per occurrence and no less than [*] aggregate for any and all liability arising out of Ergo's obligations pursuant to this Agreement. Geneva shall obtain and carry liability insurance for any and all liability arising out of Geneva's obligations under this Agreement consistent with insurance it carries for products similar to the Product.

     7.2  Ergo Indemnity Obligation.  Ergo hereby agrees to and shall defend,
          -------------------------
indemnify, and hold harmless Geneva and Affiliates of Geneva, and its and their employees, officers, and directors, and its and their heirs and assigns, from, against, and in respect of, any and all losses, damages, liabilities, suits, actions, expenses (including reasonable attorneys' fees), and proceedings arising from, or in connection with, any breach by Ergo of this Agreement.

     7.3  Geneva Indemnity Obligation.  Geneva hereby agrees to and shall
          ---------------------------
defend, indemnify, and hold harmless Ergo, Ergo Partners and Affiliates of Ergo and Ergo Partners, and their employees, officers, and directors and their heirs and assigns, from, against, and in respect of, any and all losses, damages, liabilities, suits, actions, expenses (including reasonable attorneys' fees), and proceedings arising from, or in connection with, any breach by Geneva of this Agreement.

     7.4  Indemnification Procedure.  A party who is entitled to indemnification
          -------------------------
hereunder (an "Indemnified Party") shall give prompt written notice to the other party (for purposes of this Article 7, the "Indemnifying Party") of the

[*]  Confidential information omitted and filed separately with the Commission.

commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "third-party action") in respect of which the Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 7 unless, and to the extent that, the failure to give such notice adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:
                                              --------  -------

     (a) The Indemnified Party shall be entitled, at the Indemnified Party's own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action or (ii) the Indemnified Party's counsel shall have delivered an opinion to the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that will make it inappropriate under applicable standards of professional conduct to have common counsel);

     (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if such settlement, compromise, admission, or acknowledgment will have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

     (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all further liability in respect of such third-party action;

     (d) No Indemnifying Party shall be entitled to control (but shall be entitled to participate at such Indemnifying Party's own expense in the defense
of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action as to which such Indemnifying Party fails to assume the defense within a reasonable length of time; provided, however, that the Indemnified
                                    --------  -------
Party shall not consent to the entry of any judgment nor make any settlement, compromise, admission or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party; and

     (e) The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 7 and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

                                   ARTICLE 8

                         REPRESENTATIONS AND WARRANTIES

     8.1  Corporate Authorization.  Each of the parties hereto represents and
          -----------------------
warrants that: (i) it is a corporation duly organized, existing, and in good standing under the laws of its state of organization; (ii) it has all requisite legal and corporate power and authority to enter into this Agreement; (iii) when executed by the corporate officers whose names appear on the signature page hereof, this Agreement shall be a valid and binding obligation of the parties enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors; and
(iv) the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not constitute a breach or default under any other agreement to which it is party or by which it is bound.

     8.2  Product Conforms With Specifications.  With respect to Product
          ------------------------------------
manufactured and delivered by it, Geneva represents, warranties, and covenants that, at the time of delivery of any Product, such Product shall meet the Specifications and will fully conform to any and all commitments and representations made by Geneva relating to the applicable NDA.

                                   ARTICLE 9

                                 FORCE MAJEURE

     If either party hereto is prevented from complying, either in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike or lockout, riot, war, rebellion, lack or failure of transportation facilities, sources of supply or raw materials or power, any law, order, proclamation, ordinance, demand, or requirement of the relevant government or any subdivision, authority, or representative thereof, or Acts of God, and to the extent that the foregoing are beyond a party's reasonable control, then, unless conclusive evidence to the contrary is provided, upon written notice by the party whose performance is so affected to the other, the requirements of this Agreement so affected (to the extent affected) shall be suspended during the period of such disability. In particular, Geneva's obligations to supply Product shall be suspended to the extent of Ergo's failure to supply Bromocriptine to Geneva necessary for Geneva to meet Ergo's requirements for Product. Said party shall be excused by reason of said force majeure only so long as it is exercising reasonable efforts to overcome said reason. Notwithstanding the foregoing, failure by FDA to approve an NDA shall not be deemed an act of force majeure.

                                   ARTICLE 10

                              TERM AND TERMINATION

     10.1   Term.  This Agreement shall become effective as of the Effective
            ----
Date, and, unless sooner terminated pursuant to its terms, shall continue in full force and effect until [*].

     10.2    Termination for Material Breach.  Subject to the provisions of
             -------------------------------
Article 9 above, each party shall have the right to terminate this Agreement at any time on [*] days written notice to the other party in the event the other party has

[*]  Confidential information omitted and filed separately with the Commission.

materially breached this Agreement and has failed to cure such material breach within [*] days after receipt of such notice. The term "material breach" shall include, by way of illustration but not of limitation, the sale, distribution, or use of the Product by Geneva whether within or without the Territory other than to or for Ergo or an Ergo Partner.

     10.3   Geneva's Right to Terminate.  Notwithstanding any other provisions
            ---------------------------
of this Agreement to the contrary, Geneva shall have the right to terminate this
Agreement:

     (a) upon FDA's non-acceptance for filing of an NDA within [*] months of delivery thereof to FDA;

     (b) in the event that an NDA is not approved by FDA within [*] years after the date the NDA is accepted for filing by FDA;

     (c) upon [*] days written notice to Ergo in the event that Geneva fails to receive orders for delivery for an aggregate amount of [*] tablets of the Product within [*] years after approval of the applicable NDA; or

     (d)  Ergo fails to pay to Geneva the amounts set forth in Article 3 or
          Article 6 as set forth therein.

     10.3   Ergo's Right to Terminate.  Notwithstanding any other provisions of
            -------------------------
this Agreement to the contrary, Ergo shall have the right to terminate this Agreement in the event that:

[*]  Confidential information omitted and filed separately with the Commission.

     (a) Geneva is the subject of regulatory or other legal action which adversely affects Geneva's ability to fulfill its obligations under this Agreement;

     (b) Geneva fails to deliver sufficient Product within [*] days of the date for delivery set forth in any purchase order and is unable to deliver such Product for a period of [*] days after the date for delivery in such purchase order (whether or not Ergo has exercised its rights under Article 5.1); provided, however, that (i) Ergo shall not have
                              -----------------
          right to terminate if such order would cause Geneva to provide Product in excess of [*] of the forecast sent to Geneva at least [*] days before the first day of the delivery month and (ii) Ergo's right to terminate this Agreement pursuant to this Section 10.4 (b) shall be subject to the force majeure clause set forth in Article 9 of this Agreement.

     (c) Geneva delivers any Product that fails to meet the Specifications and is unable to deliver Product that meets the Specifications within [*] days of the date Geneva discovers the non-conformity or the non-conformity in Product is communicated to Geneva (whether or not Ergo has exercised its rights under Article 5.1);

     (d) A majority of the equity securities of Geneva entitled to vote for directors of Geneva are no longer beneficially owned, directly or indirectly, by Novartis Ltd.

[*]  Confidential information omitted and filed separately with the Commission.

     10.5  Effect of Termination.  The provisions of this Article as to
           ---------------------
termination shall not limit or restrict the rights of any party to seek remedies or take measures that may be otherwise available to it at law or equity in connection with the enforcement and performance of obligations under this Agreement including without limitation seeking remedies for breaches of representations, warranties, and covenants prior to any such termination; provided, however, the foregoing shall not limit the applicability of the arbitration provisions of Section 11.7. The effects of termination of this Agreement shall, however, include the following:

     (a) Upon termination for any reason all amounts owing by a party to the other party shall become immediately due and payable;

     (b) Ergo shall have the right to inspect Geneva's books and records pursuant to Article 2.7 for a period of one (1) year from the date of termination;

     (c) In the event that this Agreement is terminated other than as a result of Ergo's breach of this Agreement, Geneva shall immediately deliver at no cost to Ergo any and all drawings, diagrams, schematics, designs, formulas, specifications, reports, analyses, studies, memoranda, drug production reports, the Drug Master File, and any other documents or writings which may relate in any way to the Product and its formulation, production, manufacture, storage, stability, validation, sale and delivery; and Geneva agrees to provide other manufacturers with such technical data, advice and know-how as may be necessary for such other manufacturers to manufacture Product for Ergo or an Ergo Partner; and

     (d) Covenants to be performed after termination of this Agreement, including without limitation the indemnification and arbitration provisions of this Agreement, shall survive for a period of three years following termination,.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1  Grant Back.  If, during the performance of this Agreement, there are
           ----------
discovered any inventions or improvements to the Product to which Geneva owns any rights, including patent rights but excluding inventions Geneva develops in its manufacturing processes, Geneva shall grant to Ergo a non-exclusive, world-wide, royalty-free license under such invention or patent rights to make, have made, use, or sell such invention or improvement.

     11.2  Compliance with Laws.  Each party will comply with all applicable
           --------------------
laws, rules and regulations in the conduct of its responsibilities and activities under this Agreement. Ergo will comply with all regulations for the maintenance of the applicable NDA including, but not limited to, the reporting of adverse reactions.

     11.3  Confidentiality.  During the term of this Agreement and for a period
           ---------------
of five (5) years thereafter, both Geneva and Ergo undertake to keep confidential and not to divulge to any third party, or use for any purpose other than as is permitted or required by this Agreement, any and all information which constitutes intellectual property, inventions, works of authorship, trade secrets, or other confidential information, or which relates to the Product, Method(s), Know How, and/or the terms and conditions of this Agreement disclosed by one party to the other, without prior written consent of the other party.
The confidentiality obligation shall not apply to such information that:

     (a) is in the possession of the receiving party or its Affiliate prior to the disclosure thereof by the other party, as evidenced by written records; or

     (b) is or thereafter becomes public knowledge through no fault of the receiving party; or

     (c) is acquired lawfully by the receiving party from a third party who has no confidentiality or non-disclosure obligation to the disclosing party; or

     (d) is required for governmental registration of the Product or is otherwise required to be disclosed by law.

     11.4  Assistance.  The parties will cooperate with each other and offer
           ----------
reasonable assistance in carrying out their respective responsibilities under this Agreement.

     11.5  Assignment.  The rights and obligations of Geneva under this
           ----------
Agreement may not be assigned by Geneva without the prior written consent of Ergo. The rights and obligations of Ergo under this Agreement may not be assigned by Ergo without the prior written consent of Geneva, provided, however,
                                                              --------  -------
that Ergo may assign all of its rights and obligations (other than the obligation of ESC to issue the Additional Shares, and the obligation of ESC or

Ergo to make the payments, to Geneva pursuant to Article 6) to an Ergo Partner and to Affiliates of an Ergo Partner in the event that an Ergo Partner and Ergo enter into an agreement for the marketing and commercialization of the Product. Notwithstanding the foregoing, either party hereto may assign its rights and obligations under this Agreement to an Affiliate, but no such assignment shall relieve the assigning party of liability for (i) a breach of this Agreement by the party to whom such assignment was made and (ii) for making the payment to non-assigning party provided for in this Agreement.

     11.6  Waiver.  Any waiver of any term or condition of this Agreement on any
           ------
one occasion shall not operate as a waiver of any other breach of such term or condition on any other occasion, or as a waiver of any other term or condition hereof, nor shall a failure to enforce any provision hereof operate as a waiver of such provision or any other provision hereof.

     11.7  Arbitration.
           -----------

          (a)  Pre-Arbitration Meeting.  The parties shall attempt in good faith
               -----------------------
to resolve promptly any dispute, controversy, or claim under, arising out of, relating to, or in connection with this Agreement by negotiations between one representative designated by each party. If any such dispute, controversy, or claim should arise, the designated representatives of the parties shall meet at least once and will attempt to resolve the matter. Either designated representative may request the other to meet within [*] days after delivery of written notice to the other party of any such dispute, controversy, or claim, at a mutually agreed time and place.

[*]  Confidential information omitted and filed separately with the Commission.

          (b)  Arbitration Proceedings.  If the matter has not been resolved
               -----------------------
pursuant to the foregoing procedures within [*] days after the delivery of the written notice requesting the first meeting of the parties' designated representatives (which period may be extended by mutual agreement), the matter shall be settled exclusively by arbitration (except as provided in Article 12(f) herein) conducted in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. (S)(S) 1-16), and in accordance with the Center for Public Resources, Inc.'s Rules (the "Rules of Arbitration") for Non-Administered Arbitration of Business Disputes, by three arbitrators, of whom each party shall appoint one arbitrator, and such appointed arbitrators shall appoint the third arbitrator. All arbitrators to be selected under this Section 11.7 shall, unless the parties mutually agree otherwise, be persons: (i) who meet the qualifications set forth in Rule 7 of the Rules of Arbitration; (ii) who are retired federal judges; (iii) who are residents of a State other than Colorado, New Jersey, or Massachusetts; and (iv) who have past experience in settling complex litigation involving claims relating to supply agreements and/or product liability issues. The arbitration of such matters, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties to the
maximum extent permitted by law.   The parties intend that this agreement to
arbitrate be valid, binding, enforceable, and irrevocable.

          (c)  Place of Arbitration.  Any arbitration proceedings hereunder
               --------------------
shall be conducted in New York City, New York, or at such other location as the parties may agree.


[*]  Confidential information omitted and filed separately with the Commission.

          (d)  Judgments.  Any arbitration award hereunder shall be final and
               ---------
binding upon the parties, and judgment may be entered thereon, upon the application of either party, by any court having jurisdiction.

          (e)  Expenses.  Each party shall be entitled to be reimbursed by the
               --------
other party for costs and expenses incurred in connection with commencing any action hereunder, including reasonable attorneys' fees and arbitrators' fees, if and to the extent determined by the arbitrator or arbitrators arbitrating any such action.

          (f)  Equitable Remedies.  Notwithstanding anything else in this
               ------------------
Section 11.7 to the contrary, Ergo and Geneva shall be entitled to seek any equitable remedies available under applicable law from any court of competent jurisdiction, and the order or judgment of any such court shall be binding in any arbitration proceeding pursuant to this Section 11.7.

     11.8  Notice.  Any notice or report required or permitted to be given or
           ------
made under this Agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if actually received or if mailed by certified mail, postage prepaid, addressed to such other party at its respective address as follows:

                    Geneva Pharmaceuticals, Inc.

                    2655 West Midway Boulevard

                    Broomfield, Colorado 80038

                    Attention:  President

                    Facsimile: (303) 466-6378

                    Ergo Research Corporation
                    c/o of Ergo Science Corporation

                    33 3rd  Avenue

                    Charlestown, MA 02129-2051

                    Attention:  President

                    Facsimile: (617) 241-8822

     11.9  Governing Law.  This Agreement shall be construed in accordance with
           -------------
the laws of the State of New York.

     11.10  Severability.  If any one or more of the provisions of this
            ------------
Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby unless the purposes of the Agreement cannot be achieved. In the event any provision shall be held invalid, illegal, or unenforceable the parties shall use best efforts to substitute a valid, legal, and enforceable provision which insofar as practical implements the purposes hereof.

     11.11  Entire Agreement.  This Agreement and the Exhibit hereto constitute
            ----------------
the full understanding and entire agreement between the parties and supersede any and all prior oral or written understandings and agreements with respect to the subject matter hereof. No terms, conditions, understandings, or agreements purporting to modify, amend, or vary this Agreement shall be binding unless made in writing and signed by the parties hereto.

     11.12  Headings.  The headings used in this Agreement are for convenience
            --------
of reference only and are not part of this Agreement.

     11.13   [*]

     11.14  Representations:  [*]
            ----------------

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative as of the day and year first above written.

Geneva Pharmaceuticals, Inc.

By: /s/  Charles T. Clay
   ------------------------------
   Charles T. Lay
   President

Date:   October 24, 1997
---------------------------------


ERGO RESEARCH CORPORATION

By: /s/  Ronald H. Abrahams
   ------------------------------
   Ronald H. Abrahams, Ph.D
   Chairman of the Board and
   Chief Executive Officer

Date:   November 4, 1997
---------------------------------

[*]  Confidential information omitted and filed separately with the Commission.

ERGO SCIENCE CORPORATION


By: /s/  Ronald H. Abrahams
   ------------------------------
   Ronald H. Abrahams, Ph.D
   Chairman of the Board and
   Chief Executive Officer

Date:   November 4, 1997
---------------------------------

                                  SCHEDULE I
                                  ----------

[*]






[*]  Confidential information omitted and filed separately with the Commission.

                                  SCHEDULE II
                                  -----------

[*]





[*]  Confidential information omitted and filed separately with the Commission.